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                                                                 Exhibit (d)(vi)


Bessemer Investment Management LLC
630 Fifth Avenue
New York
New York 10111
USA

Attention: Timothy J. Morris

May 14th 2002



Dear Mr. Morris

We write further to our letter of 1 August 2001 when we detailed the basis on which we will provide to Bessemer Investment Management LLC ("BIM LLC") investment advisory services in respect of the A, B, E and N Accounts and such other identified accounts or accounts groups as may be mutually agreed from time to time ("the Funds").

As you may be aware, with effect from 1 December 2001, the regulatory environment in the United Kingdom has been subject to a step change with bringing into force of the majority of the provisions of the new Financial Services and Markets Act 2000 ("FSMA") under which the Financial Services Authority ("FSA") has become responsible for the regulation of all "regulated activity" (which includes the provision of investment services) in the United Kingdom. It is necessary to make certain changes to the terms on which we provide investment services to you, and this letter sets out the revised terms.

1.       The Advisor

         Bessemer Group (U.K.) Limited (the "Advisor") is authorized by the FSA. The investment services, which the Advisor will provide to BIM LLC under these terms, are:

                  Investment advice of the kind described in article 53 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 as amended;

         The Advisor is bound by the Rules of FSA (the "Rules"). The Advisor does not have authorization to handle client money and therefore does not maintain separate client accounts. The Advisor will not act as custodian and therefore has made no arrangements for registration, identification of ownership or safe custody of documents of title. The Advisor will not procure or recommend the appointment of any person to act as custodian of money or assets.

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2.       The Customer

         The Advisor has classified BIM LLC as an intermediate customer (as that term is defined in the Rules) and BIM LLC agrees to this classification.

         The Advisor will treat only BIM LLC as its client. Any person, including the Funds, for whom BIM LLC is providing services will be the client of BIM LLC and will not be the client of the Advisor.

3.       Services

         The investment objectives and guidelines of BIM LLC for the Funds are set out in Annex A to this letter as the same may be amended by agreement in writing from time to time.

         The Advisor may recommend transactions in units in unregulated collective investment schemes. Such investments are frequently high risk and can carry with them a significant risk of the loss of the entire investment.

         The Advisor will keep BIM LLC in touch with important developments affecting the Fund's portfolio and, on the Advisor's initiative, will furnish BIM LLC and the Funds from time to time with such information as the Advisor may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in the Funds' portfolio, the activities in which such entities engage or the conditions prevailing in the equity market or the economy generally. The Advisor will also furnish BIM LLC and the Funds with such statistical and analytical information with respect to the Funds' portfolio securities as the Advisor may believe appropriate or as BIM LLC may reasonably request.

         The Advisor or its affiliates will also furnish BIM LLC and the Funds, at the Advisor's own expense, with such investment advisory supervision and assistance as the Advisor may believe appropriate or as BIM LLC may reasonably request subject to the Rules and the requirements of any regulatory authority to which the Advisor may be subject.

         BIM LLC shall make available to the Advisor at least weekly and monthly statements of holdings in the Funds. The Advisor will discuss with BIM LLC at agreed intervals investment holdings and performance. Verbal instructions from BIM LLC will be accepted by the Advisor and acknowledged verbally. The Advisor may request that these instructions be followed up in writing. Written instructions will be acknowledged in writing.

         The Advisor is hereby authorised and requested to communicate unsolicited real time financial promotions to BIM LLC in circumstances in which it considers it appropriate with a view to its performing its services under these terms.

         The Advisor's advice, and the basis on which the Advisor has made the judgement leading to such advice, will be communicated to BIM LLC verbally unless specifically requested in writing.

         The Advisor undertakes not knowingly to recommend to BIM LLC any transaction in which the Advisor or any Approved Person registered with it has a material interest or a conflict of interest unless that interest has been previously disclosed in writing.

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4.       Remuneration

         The Advisor's fee for this service will be at the rates as per the First Schedule attached to this agreement, calculated on the market value of the Fund. The fee will be charged monthly in arrears and will be calculated on the valuation of the portfolio, including capital cash uninvested, as of the end of each month. Fee advices will be rendered to BIM LLC.

         If the agreement is terminated BIM LLC will pay a due proportion of any periodic payments for services.

5.       Standard of Care

         BIM LLC will expect of the Advisor, and the Advisor will give BIM LLC the benefit of, its best judgment and efforts in rendering these services to BIM LLC, and BIM LLC and the Funds agree as an inducement to the Advisor undertaking these services that the Advisor will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect the Advisor against any liability to BIM LLC or the Funds or to their security holders by reason of wilful misfeasance, bad faith or gross negligence in the performance of the Advisor's duties hereunder, or by reason of the Advisor's reckless disregard of its obligations and duties hereunder or in respect of any liability which cannot be excluded under the Rules.

6.       Compensation

         A statement is available from the Advisor upon request describing BIM LLC's rights to compensation, if any, in the event that the Advisor is unable to meet its liabilities.

7.       Complaints

         All formal complaints should, in the first instance, be made in writing to the compliance officer of the Advisor.

8.       Effectiveness and Termination

         This agreement will become effective on the date of signature by both parties. Upon the effectiveness of this agreement, it shall supersede all previous agreements between BIM LLC and the Advisor covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty by either party on sixty days' written notice to the other party.

9.       Assignment

         This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by the Advisor and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by the Advisor. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the U.S. Securities and Exchange Commission.

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10.      Confidentiality

         Both parties to the agreement will at all times respect and protect the confidentiality of information in consequence of it (except under compulsion of law or as required under the regulatory systems (as defined in the Rules)).

11.      No Third Party Rights

         The parties do not intend that any of the terms of this agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 and accordingly this agreement shall not confer any such rights.

The terms and conditions of this agreement will be governed by English law.

If BIM LLC is in agreement with these terms, please sign the enclosed copy of this letter and return it to the undersigned.


Yours sincerely,                         ACCEPTED AND AGREED:

                                         Bessemer Investment Management LLC



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Hermione Davies                          Timothy J. Morris

Managing Director                        Senior Managing Director






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                                 First Schedule
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The Advisor's total remuneration from BIM LLC is calculated at the following rates applied to the aggregate market value ("X") of all of the assets, including the assets in the Funds portfolios, for which the Advisor has accepted responsibility to provide investments services as delegated to it by BIM LLC, as set forth in various agreements:

         0.55% on the first U.S.$500,000,000
         0.45% on U.S.$500,000,001 to U.S.$1,000,000,000
         0.35% on the balance.

The Advisor's remuneration under this agreement shall calculated by multiplying the resultant amount by the market value of the assets in the Funds portfolios which is the subject of this agreement (including capital cash un-invested) and dividing the product by X.

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                                                                         ANNEX A
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                       INVESTMENT OBJECTIVES & GUIDELINES
                       ----------------------------------

1.       To achieve long-term capital growth in investments.

2. Investments will be recommended for equities or equity equivalents of companies domiciled outside of the United States.

3. Fixed income securities may be recommended if there is the likelihood that they will outperform equities or equity equivalents.

4.       Stock holdings when fully invested will normally be less than 100.

5.       Cash positions will generally be low.

6.       Cash reserves maybe held in a variety of currencies.

7. Forward foreign exchange or other transactions may be recommended in order to hedge against currency risk.

8. The total rate of return of the Funds will be judged relative to that of the Morgan Stanley Capital International ("MSCI") EAFE Index.







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